Exhibit 99.2

CFO Commentary - Third Quarter 2018 Financial Results

The following metrics and commentary are provided by management and should be reviewed in conjunction with our third quarter 2018 financial results press release, available on the Investor Relations section of our website at http://investors.infinera.com.
Third Quarter 2018 Financial Results
GAAP

(In millions, except per share amounts and percentages)	Q3'18	Q2'18	Q3'17	Q/Q Change	Y/Y Change
Revenue	$200.4	$208.2	$192.6	(4)%	4%
Product	167.0	175.3	159.6	(5)%	5%
Service	33.4	32.9	33.0	2%	1%
Gross margin %	35.0%	40.5%	35.2%	(5.5)pts	(0.2)pts
Research and development	50.6	56.1	56.6	(10)%	(11)%
Sales and marketing	26.1	29.7	27.8	(12)%	(6)%
General and administrative	18.4	18.4	17.6	—%	5%
Restructuring and related	0.2	1.7	—	(88)%	NMF*
Total operating expenses	$95.3	$105.9	$102.0	(10)%	(7)%
Operating margin %	(12.6)%	(10.4)%	(17.8)%	(2.2)pts	5.2pts
Net loss	$(32.6)	$(21.9)	$(37.2)	(49)%	12%
EPS	$(0.21)	$(0.14)	$(0.25)	$(0.07)	$0.04
*NMF = Not meaningful

Non-GAAP

(In millions, except per share amounts and percentages)	Q3'18	Q2'18	Q3'17	Q/Q Change	Y/Y Change
Revenue	$200.4	$208.2	$192.6	(4)%	4%
Product	167.0	175.3	159.6	(5)%	5%
Service	33.4	32.9	33.0	2%	1%
Gross margin %	38.4%	43.9%	39.1%	(5.5)pts	(0.7)pts
Research and development	46.6	52.0	52.6	(10)%	(11)%
Sales and marketing	21.7	25.2	23.1	(14)%	(6)%
General and administrative	13.9	15.6	14.6	(11)%	(5)%
Total operating expenses	$82.2	$92.8	$90.3	(11)%	(9)%
Operating margin %	(2.6)%	(0.7)%	(7.8)%	(1.9)pts	5.2pts
Net loss	$(6.7)	$(1.3)	$(17.0)	(415)%	61%
EPS	$(0.04)	$(0.01)	$(0.11)	$(0.03)	$0.07

This CFO Commentary contains non-GAAP financial measures. The reconciliation of the GAAP to non-GAAP financial measures can be found at the end of this document.
Q3’18 Overview

(Note that this commentary does not incorporate the Coriant acquisition, which closed at the beginning of Q4’18)

In the third quarter of 2018, our revenue grew 4% year-over-year and declined 4% sequentially. In the quarter, we continued to see strong customer adoption of our ICE4-based products adding 16 new ICE4 customers primarily driven by the newest platforms, the AOFX-1200 and the XT-3600. Revenue came in at the lower end of our revenue guidance of $200 million to $220 million as we experienced a delay on an approximately $10 million order from a large internet content provider (“ICP”) customer. This order has since been received and shipped.

Through the first three quarters of 2018, we have outgrown the market and are driving strong leverage in our financial model, growing revenue faster than expenses while expanding gross margin, as compared to the first three quarters of 2017:

•	Revenue grew 12%

•	GAAP gross profit grew 20%; non-GAAP gross profit grew 18%

•	GAAP operating expenses were flat; non-GAAP operating expenses decreased 2%
Revenue:
In the third quarter of 2018, our revenue growth versus the prior year was driven by strength from Tier-1s in our APAC region where we continued to expand with our largest customer in the region and also began recognizing revenue from a new large customer, the first piece of what could prove to be a large multi-year opportunity. In the third quarter of 2018, revenue from our Tier-1, Tier-2 and wholesale verticals (collectively, referred to in this document as “Service Providers”) accounted for approximately 60% of our overall revenue and was up nearly 13% sequentially and more than 8% year-over-year. Our sequential decline in the third quarter of 2018 was attributable to a combination of anticipated lower spend in cable and the aforementioned delay of a key ICP deal that was delayed from the third quarter to the fourth quarter, partially offset by incremental revenue in APAC in the third quarter as discussed above.

Services revenue increased 1% year-over-year as a result of higher deployment revenue from customers building new networks based on our ICE4-based products. In the third quarter of 2018, services revenue of $33.4 million was up 2% sequentially, primarily driven by higher on-going maintenance services due to the large installed base of customer networks.

We had two greater than 10% customers in the third quarter of 2018, a cable operator and a domestic Tier-1. Our top five customers consisted of a domestic Tier-1, an international Tier-1, two cable operators and an ICP.

Geographies
North America (49% of total revenue):

•
North America revenue in the third quarter of 2018 declined 14% year-over-year and 19% sequentially. Key year-over-year drivers were weaker spending from our largest Tier-1 customer in the region and lower revenue within the ICP vertical as key customers shifted their builds to international regions. Sequentially, the biggest driver was the anticipated decline in our cable business after a strong first half.

International (51% of total revenue):

•
EMEA (30% of total revenue): In the third quarter of 2018, revenue in EMEA grew 1% year-over-year but declined 4% on a sequential basis. In the quarter, year-over-year growth was driven by the continued trend of one of our largest ICP customers continuing to invest in data center expansion in the region. We also enjoyed growth from certain Tier-2 customers and wholesalers, who invested in ICE4 and XTM II platforms despite weak seasonal spending patterns of our European customer base. On a sequential basis, the decline was largely driven by a weak seasonal spending pattern during the third quarter.

•
APAC (18% of total revenue): APAC continued to be our strongest growth region in the third quarter of 2018, up more than 100% year-over-year and more than 80% sequentially. Spending from our largest historical customer in the region remained strong. In addition, we started to generate revenue from a new large Tier-1 customer in Southeast Asia and visibility on potentially winning additional multi-year opportunities, particularly in subsea and long-haul. Our two largest customers in the region are investing substantially in ICE4-based products and our Instant Bandwidth capabilities.

•
Other Americas (LATAM) (3% of total revenue): Our LATAM business had a solid quarter with double digit percentage growth, both year-over-year and sequentially. This growth was driven by multiple ICE4 deployments for long-haul and subsea.

Customer Verticals

•
Cable revenue was lower sequentially in the third quarter as expected given typical historic buying patterns within North American cable. In the quarter, we had one customer that accounted for 14% of our overall revenue and continued its investment in ICE4 solutions with ongoing deployments of AOFX-1200 after significant XT-3300 deployments in the first half of 2018. In addition, we enjoyed sequential revenue growth from a cable operator in Europe who is the largest customer for our XTM metro solutions. Additionally, our second largest cable customer in North America was one of the first adopters of our new XT-3600 solution. On a year-over-year basis, cable revenue declined slightly.

•
Service Providers overall was our strongest performing vertical in the third quarter of 2018, accounting for approximately 60% of our overall revenue, with increases both year-over-year and sequentially. Strength in APAC was the primary driver of these results. AOFX-1200 is already seeing strong adoption from Service Providers and there is good interest in the recently released XT-3600.

•
ICP results declined in the third quarter of 2018 year-over-year and sequentially. The year-over-year decline is driven by several customers who have still not refreshed their networks with our ICE4 solutions. The sequential decline was due to our largest customer completing an ICE4 European build out as well as the impact of the delay in certain customers upgrading to ICE4.

Gross Margin (GAAP 35.0%; Non-GAAP 38.4%)

•
Our gross margin on a GAAP basis in the third quarter of 2018 was, as expected, lower on a sequential basis due to customer mix and a continued product mix skewed towards new footprint builds, many of which included Instant Bandwidth (“IBW”) enabled hardware with only minimal bandwidth actually turned up. New builds typically carry lower margins initially, especially those with IBW enabled hardware. As customers grow their networks utilizing IBW licenses, this contributes to both higher in period but also cumulative gross margins.

•
Our gross margin on a non-GAAP basis in the third quarter of 2018 was at the higher end of our guidance range of 36% to 40%, due to a higher volume of follow on IBW licenses from previously deployed gear sold in the quarter. The reason for the sequential decline in non-GAAP gross margin is consistent with the GAAP gross margin discussion above.

Operating Expenses (GAAP $95.3 million; Non-GAAP $82.2 million)

•
Our GAAP operating expenses in the third quarter of 2018 declined approximately 12% on a sequential basis as we continued to tightly control our spending in anticipation of the closure of the Coriant acquisition. Additionally, we had a one-time benefit from adjusting down our incentive compensation accruals for the year based on our revised financial forecast. The overall decline was partially offset by acquisition and integration costs incurred in the quarter.

•
Our non-GAAP operating expenses in the third quarter of 2018 came in lower relative to our guidance range of $84 million to $88 million. This was primarily due to the one-time benefit from adjusting down our incentive compensation accruals for the year.

Operating Margin (GAAP (12.6)%; Non-GAAP (2.6)%)

•	Our operating margin for the third quarter of 2018 on a GAAP basis declined sequentially primarily due to lower revenue and acquisition and integration costs.

•	Our operating margin for the third quarter of 2018 on a non-GAAP basis was roughly in line with our guidance of (3)%.

Earnings per Share (GAAP $(0.21); Non-GAAP $(0.04))

•
EPS for the third quarter of 2018 on a GAAP basis declined sequentially due to lower revenue and gross margin, along with an impairment of a non-marketable equity investment, and charges related to acquisition and integration costs. Having had lower interest expense since the maturity of our $150 million convertible senior notes on June 1, 2018, we issued new convertible senior notes in the third quarter of 2018 that resulted in interest expense being higher.

•	EPS for the third quarter of 2018 on a non-GAAP basis was slightly better than the midpoint of our guidance of ($0.05).
Balance Sheet and Cash Flow

(In millions)	Q3'18	Q2'18	Q3'17
Cash, investments & restricted cash	$453.6	$134.4	$316.0
Accounts receivable	$153.9	$148.0	$137.1
Inventory	$211.9	$219.3	$242.8
Cash provided by (used in) operations	$(20.4)	$7.0	$(20.9)
Capital expenditures	$5.5	$13.5	$11.0

•
Cash, investments and restricted cash, increased $319.2 million in the third quarter of 2018 on a sequential basis. This increase was largely driven by net proceeds of $342.6 million from our convertible senior notes offering, net of capped call payments completed in the quarter. This increase was partially offset by $20.4 million of cash used in operations due to our lower financial results.

•	Net accounts receivable in the third quarter of 2018 increased $5.9 million from the prior quarter primarily driven by a higher volume of shipments towards the end of the quarter.

•
Net inventory decreased $7.4 million in the third quarter of 2018 on a sequential basis primarily due to reductions in inventory levels of previous generation products as customers continue to transition to our ICE4 products.

•	Cash used in operations in the third quarter of 2018 was $20.4 million, stemming from an operating loss and negative changes in working capital.

•	Capital Expenditures were $5.5 million, significantly lower versus prior periods in an effort to actively manage cash and rationalize capital investments.

Forward-Looking Statements
This CFO Commentary contains a forward-looking statement based on current expectations, forecasts and assumptions that involve risks and uncertainties. Such forward-looking statement includes, without limitation, our expectations regarding a multi-year opportunity from a new large customer in APAC; and expectations regarding strong adoption by Service Providers of our AOFX-1200 and the recently released XT-3600. These statements are based on information available to us as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. For a list of risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statement please refer to our third quarter of 2018 earnings release of the same date. More information on potential factors that may impact our business are set forth in its Quarterly Report on Form 10-Q for the quarter ended on June 30, 2018 as filed with the SEC on August 8, 2018, as well as subsequent reports filed with or furnished to the SEC from time to time. These reports are available on our website at www.infinera.com and the SEC’s website at www.sec.gov. We assume no obligation to, and do not currently intend to, update any such forward-looking statements.
Use of Non-GAAP Financial Information
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin, operating expenses, operating margin, net loss and EPS. To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated above, which exclude restructuring and related costs (credits), non-cash stock-based compensation expenses, amortization of debt discount on our convertible senior notes, impairment charge and the gain on the sale related to non-marketable equity investments, amortization and impairment of acquired intangible assets, acquisition and integration costs related to our acquisitions of Coriant and Transmode AB, and certain purchase accounting adjustments related to our acquisition of Transmode AB, along with related tax effects. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions. In addition, these results are the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss, basic and diluted net loss per share, gross margin or operating margin prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations. For a description of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures, please see the section titled, “GAAP to Non-GAAP Reconciliations.”

Infinera Corporation
GAAP to Non-GAAP Reconciliations
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended						Nine Months Ended
	September 29, 2018		June 30, 2018		September 30, 2017		September 29, 2018		September 30, 2017
Reconciliation of Gross Profit:
U.S. GAAP as reported	$70,179	35.0%	$84,305	40.5%	$67,826	35.2%	$236,652	38.7%	$196,714	36.1%
Stock-based compensation(1)	1,968		2,039		2,063		5,001		5,965
Amortization of acquired intangible assets(2)	4,876		4,943		5,390		15,160		15,305
Acquisition and integration costs(3)	—		—		—		—		46
Restructuring and related(4)	7		26		—		50		—
Non-GAAP as adjusted	$77,030	38.4%	$91,313	43.9%	$75,279	39.1%	$256,863	42.0%	$218,030	40.0%

Reconciliation of Operating Expenses:
U.S. GAAP as reported	$95,337		$105,924		$102,074		$308,107		$309,294
Stock-based compensation(1)	9,399		10,005		10,104		29,393		29,458
Amortization of acquired intangible assets(2)	1,467		1,487		1,622		4,561		4,605
Acquisition and integration costs(3)	2,067		—		—		2,067		322
Restructuring and related(4)	191		1,680		—		1,708		—
Intangible asset impairment(5)	—		—		—		—		252
Non-GAAP as adjusted	$82,213		$92,752		$90,348		$270,378		$274,657

Reconciliation of Loss from Operations:
U.S. GAAP as reported	$(25,158)	(12.6)%	$(21,619)	(10.4)%	$(34,248)	(17.8)%	$(71,455)	(11.7)%	$(112,580)	(20.7)%
Stock-based compensation(1)	11,367		12,044		12,167		34,394		35,423
Amortization of acquired intangible assets(2)	6,343		6,430		7,012		19,721		19,910
Acquisition and integration costs(3)	2,067		—		—		2,067		368
Restructuring and related(4)	198		1,706		—		1,758		—
Intangible asset impairment(5)	—		—		—		—		252
Non-GAAP as adjusted	$(5,183)	(2.6)%	$(1,439)	(0.7)%	$(15,069)	(7.8)%	$(13,515)	(2.2)%	$(56,627)	(10.4)%

Reconciliation of Net Loss:
U.S. GAAP as reported	$(32,610)		$(21,938)		$(37,231)		$(80,828)		$(120,521)
Stock-based compensation(1)	11,367		12,044		12,167		34,394		35,423
Amortization of acquired intangible assets(2)	6,343		6,430		7,012		19,721		19,910
Acquisition and integration costs(3)	4,567		—		—		4,567		257
Restructuring and related(4)	198		1,706		—		1,758		—
Intangible asset impairment(5)	—		—		—		—		252
Amortization of debt discount(6)	1,578		1,892		2,643		6,249		7,734
Gain on non-marketable equity investment(7)	(1,050)		—		—		(1,050)		—
Impairment of non-marketable equity investment(7)	4,260		—		—		4,260		—
Income tax effects(8)	(1,395)		(1,415)		(1,543)		(4,339)		(4,467)
Non-GAAP as adjusted	$(6,742)		$(1,281)		$(16,952)		$(15,268)		$(61,412)

	Three Months Ended			Nine Months Ended
	September 29, 2018	June 30, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net Loss per Common Share - Basic and Diluted:
U.S. GAAP as reported	$(0.21)	$(0.14)	$(0.25)	$(0.53)	$(0.82)
Non-GAAP as adjusted	$(0.04)	$(0.01)	$(0.11)	$(0.10)	$(0.42)

Weighted Average Shares Used in Computing Net Loss per Common Share - Basic and Diluted:	153,492	152,259	148,777	152,028	147,367
____________________________

(1)
Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation effective January 1, 2006. The following table summarizes the effects of stock-based compensation related to employees and non-employees (in thousands):

	Three Months Ended			Nine Months Ended
	September 29, 2018	June 30, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Cost of revenue	$590	$624	$779	$1,092	$2,337
Research and development	4,077	4,192	4,040	12,593	12,004
Sales and marketing	2,744	3,046	3,025	8,688	9,024
General and administration	2,578	2,767	3,039	8,112	8,431
	9,989	10,629	10,883	30,485	31,796
Cost of revenue - amortization from balance sheet*	1,378	1,415	1,284	3,909	3,628
Total stock-based compensation expense	$11,367	$12,044	$12,167	$34,394	$35,424
 _____________________________

*	Stock-based compensation expense deferred to inventory in prior periods and recognized in the current period.

(2)
Amortization of acquired intangible assets consists of amortization of developed technology, trade names, and customer relationships acquired in connection with the Transmode acquisition. U.S. GAAP accounting requires that acquired intangible assets are recorded at fair value and amortized over their useful lives. As this amortization is non-cash, we have excluded it from its non-GAAP operating expenses, gross margin and net income measures. Management believes the amortization of acquired intangible assets is not indicative of ongoing operating performance and its exclusion provides a better indication of our underlying business performance.

(3)
Acquisition and integration costs consist of legal, financial, employee-related costs and other professional fees incurred in connection with our recent acquisition of Coriant, which closed in October 2018, and the acquisition of Transmode AB, which closed during the third quarter of 2015. These amounts have been adjusted in arriving at our non-GAAP results because management believes that these expenses are non-recurring, not indicative of ongoing operating performance and their exclusion provides a better indication of our underlying business performance.

(4)
Restructuring and related costs are related to our plan to restructure our worldwide operations, which was implemented during the fourth quarter of 2017. Management has excluded the impact of these charges in arriving at our non-GAAP results as they are non-recurring in nature and its exclusion provides a better indication of our underlying business performance.

(5)
Intangible asset impairment is associated with previously acquired intangibles, which we have determined that the carrying value will not be recoverable. Management has excluded the impact of this charge in arriving at our non-GAAP results because it is non-recurring, and management believes that these expenses are not indicative of ongoing operating performance.

(6)
Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. Accordingly, for GAAP purposes, we are required to amortize as debt discount an amount equal to the fair value of the conversion option that was recorded in equity as interest expense on the $402.5 million in aggregate principal amount of our 2.125% convertible debt issuance in September 2018 due September 2024, and the $150 million in aggregate principal amount of our 1.75% convertible debt issuance in May 2013 due in June 2018, over the term of the respective notes. Interest expense has been excluded from our non-GAAP results because management believes that this non-cash expense is not indicative of ongoing operating performance and provides a better indication of our underlying business performance.

(7)
Management has excluded the impairment charge and the gain on the sale related to non-marketable equity investments in arriving at our non-GAAP results because it is non-recurring, and management believes that these expenses are not indicative of ongoing operating performance.

(8)	The difference between the GAAP and non-GAAP tax is due to the net tax effects of the purchase accounting adjustments, acquisition-related costs and amortization of acquired intangible assets.